                                  SCHEDULE 13G

CUSIP No. 68628K104                                           Page 1 of 17


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2 )

                           ORION NETWORK SYSTEMS, INC.
                           ---------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                           ---------------------------
                         (Title of Class of Securities)

                                    68628K104
                                    ---------
                                 (CUSIP Number)

* The remainder of this cover page shall be filled out for a reporting person's initial filing in this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP No. 68628K104                                           Page 2 of 17


1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Fleet Venture Resources, Inc.
            TIN#:  05-0315508

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [   ]
                                                                  (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            Rhode Island

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
            None.

6. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
            None.

7. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
            None.

8. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
            None.

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
            None.

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            0.0%

12.   TYPE OF REPORTING PERSON*
            CO

                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP No. 68628K104                                           Page 3 of 17


1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Fleet Equity Partners VI, L.P.
            TIN#:  05-0481063

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [   ]
                                                                  (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
            None.

6. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
            None.

7. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
            None.

8. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
            None.

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
            None.

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            0.0%

12.   TYPE OF REPORTING PERSON*
            PN

                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP No. 68628K104                                           Page 4 of 17


1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Fleet Growth Resources II, Inc.
            TIN#:  05-0481064

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [   ]
                                                                  (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
            None.

6. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
            None.

7. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
            None.

8. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
            None.

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
            None.

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            0.0%

12.   TYPE OF REPORTING PERSON*
            CO

                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP No. 68628K104                                           Page 5 of 17


1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Fleet Growth Resources, Inc.
            TIN#:  05-0401134

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [   ]
                                                                  (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            Rhode Island

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
            None.

6. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
            None.

7. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
            None.

8. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
            None.

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
            None.

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            0.0%

12.   TYPE OF REPORTING PERSON*
            CO

                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP No. 68628K104                                           Page 6 of 17


1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Silverado IV Corp.
            TIN#:  05-0481110

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [   ]
                                                                  (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
            None.

6. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
            None.

7. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
            None.

8. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
            None.

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
            None.

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            0.0%

12.   TYPE OF REPORTING PERSON*
            CO

                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                   SCHEDULE 13G

CUSIP No. 68628K104                                           Page 7 of 17


1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Fleet Private Equity Co., Inc.
            TIN#:  05-0471718

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [   ]
                                                                  (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            Rhode Island

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
            None.

6. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
            None.

7. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
            None.

8. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
            None.

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
            None.

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            0.0%

12.   TYPE OF REPORTING PERSON*
            CO

                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP No. 68628K104                                           Page 8 of 17


1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Chisholm Partners II, L.P.
            TIN#:  05-0474058

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [   ]
                                                                  (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
            None.

6. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
            None.

7. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
            None.

8. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
            None.

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
            None.

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            0.0%

12.   TYPE OF REPORTING PERSON*
            PN

                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP No. 68628K104                                           Page 9 of 17


1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Silverado II Corp.
            TIN#:  05-0474043

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [   ]
                                                                  (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
            None.

6. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
            None.

7. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
            None.

8. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
            None.

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
            None.

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            0.0%

12.   TYPE OF REPORTING PERSON*
            CO

                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP No. 68628K104                                           Page 10 of 17


1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Silverado II L.P.
            TIN#:  05-0474036

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [   ]
                                                                  (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
            None.

6. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
            None.

7. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
            None.

8. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
            None.

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
            None.

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            0.0%

12.   TYPE OF REPORTING PERSON*
            PN

                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP No. 68628K104                                           Page 11 of 17


1.    NAME OF REPORTING PERSON

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Fleet Financial Group, Inc.

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [   ]
                                                                  (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            Rhode Island

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
            None.

6. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
            None.

7. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
            None.

8. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
            None.

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
            None.

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            0.0%

12.   TYPE OF REPORTING PERSON*
            CO

                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP No. 68628K104                                           Page 12 of 17


1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Robert M. Van Degna

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [   ]
                                                                  (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            Rhode Island

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
            None.

6. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
            None.

7. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
            None.

8. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
            None.

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
            None.

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                  [ X ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            0.0%

12.   TYPE OF REPORTING PERSON*
            IN

                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP No. 68628K104                                           Page 13 of 17


      This Amendment No. 2 to the Statement on Schedule 13G originally filed on February 14, 1996 and as amended by Amendment No. 1 to Schedule 13G filed on February 14, 1997 (the "Statement") is being filed with the Securities and Exchange Commission (the "Commission") by the reporting persons identified in
Item 2a) below (collectively, the "Reporting Persons") pursuant to Rule 13d-2 promulgated under the Securities Exchange Act of 1934, as amended. The primary purpose of this Amendment No. 2 to Schedule 13G is to reflect the exchange by the Reporting Persons of an aggregate of 5,000 Series A Preferred Stock and 1,333.333 Series B Preferred Stock for an aggregate of 514,433 shares of the Common Stock of Loral Space & Communications Ltd. ("Loral"), pursuant to the merger of Orion Network Systems, Inc. ("Orion") into Loral (the "Merger").

Item 1)     Name of Issuer:   Orion Network Systems, Inc.


Item 1b)   Address of Issuer's  Principal Executive Offices:
                                2440 Research Blvd., Suite 400
                                Rockville, MD   20850

Item 2a)   Name of Person Filing: 1)  Fleet Venture Resources, Inc. ("FVR")
                                  2)  Fleet Equity Partners VI, L.P. ("FEP6")
                                  3)  Fleet Growth Resources II, Inc. ("FGR2")
                                  4)  Fleet Growth Resources, Inc. ("FGR")
                                  5)  Silverado IV Corp. ("S4C")
                                  6)  Fleet Private Equity Co., Inc. ("FPEC")
                                  7)  Chisholm Partners II, L.P. ("CP2")
                                  8)  Silverado II Corp. ("S2C")
                                  9)  Silverado II, L.P. ("S2LP")
                                 10)  Fleet Financial Group, Inc. ("FFG")
                                 11)  Robert M. Van Degna

Item 2b)   Principal Business Offices:  For all entities cited in Item 2a)
                                        except as noted:

                                         50 Kennedy Plaza
                                         Providence, RI   02903

                                    10)  One Federal Street
                                         Boston, MA 02110

                                    11)  Principal Residence of
                                         Robert M. Van Degna
                                         355 Kent Drive
                                         East Greenwich, RI   02818

                                  SCHEDULE 13G

CUSIP No. 68628K104                                           Page 14 of 17


Item 2c) Citizenship: as cited in Item 2a):  1) RI Corporation
                                             2) DE Partnership
                                             3) DE Corporation
                                             4) RI Corporation
                                             5) DE Corporation
                                             6) RI Corporation
                                             7) DE Partnership
                                             8) DE Corporation
                                             9) DE Partnership
                                            10) RI Corporation
                                            11) United States citizen

Item 2d)    Class of Securities:    Common Stock

Item 2e)    CUSIP Number:           68628K104

Item 3)     Not Applicable

Item 4)     Ownership

      On March 20, 1998 FVR, FEP6, and CP2 exchanged an aggregate of 5,000 Series A Preferred Stock and 1,333.333 Series B Preferred Stock for an aggregate of 514,433 shares of the Common Stock of Loral, pursuant to the Merger.

      FVR exchanged 2,800 shares of Series A Preferred Stock and 933.333 shares of Series B Preferred Stock, for an aggregate of 301,177 shares of the Common Stock of Loral. FVR's 420,914 Contingent Common Stock Warrants were canceled subsequent to the Merger.

      FEP6 exchanged 1,200 shares of Series A Preferred Stock and 400 shares of Series B Preferred Stock, for an aggregate of 129,076 shares of the Common Stock of Loral. FEP6's 180,390 Contingent Common Stock Warrants were canceled subsequent to the Merger.

      FGR2 is a General Partner of Fleet Equity Partners VI, L.P., and as such may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Fleet Equity Partners VI, L.P.

      FGR owns all of the outstanding Common Stock of Fleet Growth Resources II, Inc., and as such may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Fleet Equity Partners VI, L.P.

      S4C is a General Partner of Fleet Equity Partners VI, L.P., and as such may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Fleet Equity Partners VI, L.P.

      FLEET PRIVATE EQUITY CO., INC. owns all of the outstanding Common Stock of Fleet Venture Resources, Inc. and Fleet Growth Resources, Inc., and as such may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Fleet Venture Resources, Inc. and Fleet Equity Partners VI, L.P.

      CP2 exchanged 1,000 shares of Series A Preferred Stock for an aggregate of 84,180 shares of the Common Stock of Loral. CP2's 117,647 Contingent Common Stock Warrants were canceled subsequent to the Merger.

                                  SCHEDULE 13G

CUSIP No. 68628K104                                           Page 15 of 17

      S2C is the General Partner of Silverado II, L.P. which is the General Partner of Chisholm Partners II, L.P., and as such may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Chisholm Partners II, L.P.

      S2LP is the General Partner of Chisholm Partners II, L.P., and as such may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Chisholm Partners II, L.P.

      FFG owns all of the outstanding Common Stock of Fleet Private Equity Co., Inc., which owns all of the outstanding stock of Fleet Venture Resources, Inc. and Fleet Growth Resources, Inc., and by virtue of the relationships previously described, may thus be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Fleet Venture Resources, Inc. and Fleet Growth Resources, Inc.

      ROBERT M. VAN DEGNA exchanged an aggregate of 30,000 Non-Employee Director Stock Options into 21,465 Options to purchase shares of Common Stock of Loral pursuant to the Merger.

Item 5)           Ownership of Five Percent or Less of a Class.   [ X ]

Item 6)           Not Applicable

Item 7)           Not Applicable

Item 8)           Identification and Classification of Members of the Group.
                  See Exhibit A

Item 9)           Not Applicable

Item 10)          Not Applicable

                                  SCHEDULE 13G

CUSIP No. 68628K104                                           Page 16 of 17


                                    EXHIBIT A

Identification and Classification of Members of the Group:

                    Fleet Venture Resources, Inc.      CO
                    Fleet Equity Partners VI, L.P.     PN
                    Fleet Growth Resources II, Inc.    CO
                    Fleet Growth Resources, Inc.       CO
                    Silverado IV Corp.                 CO
                    Fleet Private Equity Co., Inc.     CO
                    Chisholm Partners II, L.P.         PN
                    Silverado II Corp.                 CO
                    Silverado II, L.P.                 PN
                    Fleet Financial Group, Inc.        CO
                    Robert M. Van Degna                IN

                                  SCHEDULE 13G

CUSIP No. 68628K104                                           Page 17 of 17

                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

April 9, 1998                             FLEET VENTURE RESOURCES, INC.


                                          /s/ Robert M. Van Degna
                                          -------------------------------
                                          By  Robert M. Van Degna
                                          Its Chairman & CEO